AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 21st day of June, 2000, by and among ALANCO TECHNOLOGIES, INC., an Arizona corporation ("Alanco"), EXCEL/MERIDIAN DATA, INC., an Arizona corporation ("EMD"), EXCEL COMPUTER CORPORATION, a Texas corporation ("Excel"), RICHARD S. VANEK ("Vanek"), and STEVEN A. CRANDELL ("Crandell"), (Vanek and Crandell are sometimes collectively referred to herein as the "Excel Shareholders").


RECITALS:

     Excel is engaged in the emerging high-growth potential market termed "Storage Area Networks", or "SAN", and other computer storage related business.

     Alanco also is engaged in the SAN market and seeks complementary businesses to expand its business in the SAN and related computer storage market.

      The respective Boards of Directors of Alanco, EMD and Excel, as well as the Excel Shareholders, who own all of the issued and outstanding stock of Excel, have concluded that it is to their respective mutual advantage and benefit to effect a reorganization whereby Excel will be merged into EMD, which is a wholly owned subsidiary of Alanco newly formed to merge with Excel as described herein, pursuant to this Agreement and in accordance with the applicable statutes of the States of Texas and Arizona, intending the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the 1986 Internal Revenue Code.


                                                     AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements and subject to the terms and conditions set forth in this Agreement, the parties agree as follows:

     1.0      The Merger.

     1.1 Transfer of Property and Liabilities. Upon the Effective Date (as defined in Section 11 hereof) of the merger, the separate existence of Excel shall cease; all of the outstanding shares of stock of Excel shall be exchanged for and converted into shares of common stock of Alanco or cash, as hereinafter provided; and upon the filing of the Plan of Merger as well as Articles of Amendment and Merger with the Arizona Corporation Commission and the filing of the Plan of Merger as well as Articles of Merger with the Secretary of State of the State of Texas, EMD shall possess all the rights, privileges, immunities, powers, and purposes, and all the property, real and personal, causes of action, and every other asset of Excel, and shall assume and be liable for all the liabilities, obligations, and penalties of Excel, in accordance with Section 10-1106 of the Arizona Revised Statutes and Section
Section 5.05 of the Texas Business Corporation Act.

     1.2 Surviving Corporation. Following the merger, the existence of EMD shall continue unaffected and unimpaired by the merger as the surviving corporation, with all the rights, privileges, immunities, and powers, and subject to all the duties and liabilities, of a corporation organized under the laws of the State of Arizona. The Articles of Incorporation and Bylaws of EMD,

                                1

as in effect immediately prior to the Effective Date, shall continue in full force and effect, and, except as provided in Section 1.3, shall not be changed in any manner by the merger. The directors of EMD immediately prior to the Effective Date shall continue as the directors of EMD, and the officers of EMD shall continue as the officers of EMD. Vanek shall become an officer and director of EMD upon the Effective Date as herein provided.

     2.0 Conversion of Shares. All of the issued and outstanding shares of Excel Common Stock immediately prior to the Effective Date shall, without any action on the part of Alanco, EMD, or Vanek, be converted by the merger into shares of Alanco Common Stock or cash as follows:

     2.1 Vanek Shares. Upon the Effective Date, Vanek shall surrender his shares of Excel Common Stock to Alanco and Vanek shall be entitled upon such surrender to receive 425,000 shares of Alanco Common Stock.

     2.2 Crandell Shares. Upon the Effective Date, Crandell shall surrender his shares of Excel Common Stock to Alanco and shall receive the aggregate sum of $1,000,000.00 payable as follows: (i) $250,000.00 shall be paid upon the Effective Date, and (ii) $750,000.00 shall be paid in the form of Alanco's Promissory Note in said amount to be delivered upon the Effective Date, which note shall be payable in full, without interest, on or before June 30, 2000.

     2.3      Shares of EMD.   None of the issued shares of EMD shall be
converted as a result of the merger, but all of such shares shall remain issued shares of capital stock of the EMD as the surviving corporation.

     3.0 Accounting Treatment. Notwithstanding the Effective Date, for accounting and income tax purposes, the Closing shall be deemed to have occurred at 12:01 a.m. on June 1, 2000.

     4.0 Representations and Warranties of Excel and the Excel Shareholders. Excel and the Excel Shareholders represent and warrant to Alanco and EMD as follows, and acknowledge and confirm that Alanco and EMD are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Alanco or EMD or on their behalf:

     4.1. Organization and Standing. Excel is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has all of the requisite corporate power and authority and has all of the licences, permits, authorities and consents that are necessary to own, operate and lease its properties and to carry on its business as now being conducted. Excel is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the property owned, leased or operated by Excel or the nature of the business conducted by Excel makes such qualification necessary. Excel is not a party to or subject to any agreement, consent decree or order, or other understanding or arrangement with, or any directive of, any governmental authority or other person which imposes any restriction or otherwise affects in any material way the conduct of its business in any jurisdiction or location. True and accurate copies of Excel's Articles of Incorporation, as amended, and By-laws, as presently in effect, are attached as Schedule 4.1 to this Agreement.

     4.2. Capitalization. The authorized capital of Excel consists solely of 400,000 shares of Common Stock, all of which have been issued to and are owned by the Excel Shareholders. All issued shares of capital stock have been validly authorized and issued and are fully paid and nonassessable. There are

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no options, warrants or other rights outstanding concerning the purchase or acquisition of any shares of capital stock or similar equity or debt instruments of Excel.

     4.3. Subsidiaries. Excel has no subsidiaries or affiliated companies and does not otherwise presently own or control, directly or indirectly, any other corporation, association, or other business entity.

     4.4. Authorization. Excel has all the requisite legal and corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of Excel and its officers, directors and stockholders necessary for the authorization, execution, delivery, and performance of all obligations of Excel under this Agreement has been taken. This Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of Excel and the Excel Shareholders, enforceable in accordance with its terms.

     4.5. Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Excel in connection with the execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby, except for the approval of the office of the Texas Secretary of State with respect to the Articles of Merger to be filed therewith.

     4.6. Compliance with Other Instruments. Excel will not be, as a result of the execution, delivery or performance of this Agreement, in violation of or default under any provision of its Articles of Incorporation or By-laws, as amended and in effect on the date hereof, or of any provision of any instrument, contract or lease to which it is a party, or to Excel's knowledge, of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to Excel.

     4.7. Financial Statements. An audited balance sheet, income statement and statement of cash flows as of and for each of the fiscal years ending December 31, 1999, and December 31, 1998, and an unaudited preliminary balance sheet, income statement and statement of cash flows as of and for the period ending April 30, 2000 for Excel or its predecessor (collectively, the "Excel Financials"), are attached hereto as Schedule 4.7.

     The Excel Financials have been prepared by management, are true and correct and fairly present the financial position of Excel as of their respective dates and the results of its operations for the periods then ended and contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Excel has established a standard system of accounting and has consistently carried out and administered the same. Except to the extent reflected or reserved against or disclosed in the Excel Financial Statements, as of their respective dates, Excel has not incurred any material liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, which should have been so reflected or reserved against or disclosed (including, without limitation, all liabilities to vendors and customers of Excel).

     As of May 31, 2000, Excel had a net tangible book value of at least
$449,500.

     4.8 Undisclosed Liabilities. Except as set forth on Schedule 4.8 attached hereto, Excel has no liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate are

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materially adverse to the financial condition and business of Excel, which (i)
have not been reflected in the Excel Financial Statements, (ii) have not been described in this Agreement or in any of the Schedules hereto, or (iii) have not been incurred in the ordinary course of business since April 30, 2000, consistent with past practices.

     4.9 Inventory. The inventory of Excel, as reflected in the Financial Statements, consists of a quality and quantity usable and saleable in the ordinary course of business. The net realizable value of the inventory exceeds the amount reflected on the April 30, 2000 Excel Financial Statement. The inventory is stored and/or located at premises owned or leased by Excel or at Excel's suppliers. The value at which Excel's inventory is reflected in the Excel Financial Statements is the cost thereof on a first-in, first-out basis and reflects write-offs or write-downs for damaged or obsolete items in accordance with the historical inventory policy and practices of Excel. Excel has not transferred inventory on consignment or granted return privileges to any purchaser of its goods, other than in the ordinary course of business.

     4.10 Accounts Receivable. Except as set forth in Schedule 4.10, no amount included in the accounts receivable of Excel as of April 30, 2000, has been released for an amount less than the value at which it was included or is currently regarded as unrecoverable in whole or in part except to the extent there shall have been an appropriate bad debt reserve therefor. Such receivables are not, to the best knowledge of Excel, subject to any counterclaim, refusal to pay or setoff not reflected in the reserves set forth on the Excel Financial Statements.

     4.11. No Prebillings. Excel has not prebilled or received payment, and Excel will not prebill or receive payment, from any of its accounts for goods to be delivered or for services to be rendered or for expenses to be incurred subsequent to the date hereof, other than in the ordinary course of business, which shall amount to not more than $5,000. Excel does not book any such prebilling received as a sale, nor does it book any profit therefrom prior to its actual shipment of the products ordered.

     4.12.     Changes.  Except as set forth in Schedule 4.12, since December
31, 1999:

          (a) Excel has not entered into any transaction which was not in the ordinary course of business except (i) the acquisition by Excel of certain assets of Quantum Snap Division Corporation in exchange for the payment of $250,000 cash, the agreement to pay $50,000 ninety (90) days following such acquisition, and the assumption of certain warranty liabilities in connection therewith; and (ii) the borrowing of $250,000 on Excel's bank line of credit to fund the cash portion of the foregoing acquisition.

          (b) There has been no material adverse change in the condition (financial or otherwise), business, property, assets or liabilities of Excel other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been material;

          (c) There has been no material damage to, destruction of or loss of physical property (whether or not covered by insurance) adverse to the business or operations of Excel;

          (d) Excel has not increased the compensation of any of its officers or the rate of pay of their employees as a group, except as part of regular compensation increases in the ordinary course of business;


                                4

          (e) There has been no resignation or termination of employment of any key officer or employee of Excel, and Excel does not know of any impending resignation or termination of employment of any such officer or employee that if consummated would have an adverse effect on the business of Excel, except the resignation of Crandell;

          (f) There has been no labor dispute involving Excel or any of its employees and none is pending or, to the best of Excel's knowledge, threatened;

          (g) There have not been any changes, except in the ordinary course of business, in the contingent obligations of Excel, by way of guaranty, endorsement, indemnity, warranty or otherwise (except as stated in sub-paragraph (a) above);

          (h) There have not been any loans made by Excel to any of its employees, officers or directors other than travel advances and office advances made in the ordinary course of business;

          (i) To Excel's knowledge, there has been no litigation or administrative agency charges or proceedings commenced involving, relating to or affecting the business of Excel;

          (j)      Excel has not mortgaged or encumbered any of its Asset;

          (k) Excel has not entered into any new material contracts or agreements, or canceled, amended, modified adversely, waived any material rights under, assigned, encumbered or terminated any of existing contracts or agreements not in the ordinary course of business (except as stated in sub-paragraph (a) above);

          (l) Excel has not, directly or indirectly, sold, leased or otherwise disposed of any of its Assets or made any capital expenditures, except in the ordinary course of business and consistent with the past practices of Excel, or acquired any other business (except as stated in sub-paragraph (a) above);

          (m) Excel has not authorized or permitted the issuance, sale or delivery, of any shares of any class of its capital stock or any securities convertible into or exercisable or exchangeable for any such shares, or any warrants, calls, options, stock appreciation rights or other rights calling for the issuance, sale or delivery of any such shares or convertible, exercisable or exchangeable securities;

          (n) Excel has not writen-down, canceled or forgave, in full or in part, any accounts receivable of, or loans payable to Excel, other than in the ordinary course of business; and

          (o) There has been no other event or condition of any character pertaining to and materially adverse to the assets or business of Excel.

     4.13 Title to Assets; Liens, etc. The assets of Excel, both real, personal and mixed, tangible and intangible, necessary or useful to the operation of the business of Excel ("Assets") are in good condition and repair, ordinary wear and tear excepted, and suitable for the uses intended. The Assets have been maintained in a state of good repair, and, in all respects, comply with and are operated in conformity with all applicable laws, ordinances, regulations, orders, permits and other requirements relating thereto adopted or currently in effect. Excel has good and marketable title to

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the Assets, free and clear of all liens, other than the lien for current taxes not yet due and payable and liens set forth on Schedule 4.13. Schedule 4.13 identifies and sets forth a complete list of each parcel of real estate or interest therein owned or leased by Excel. The buildings and improvements owned or leased by Excel and the uses thereof do not contravene any zoning or building law or ordinance or violate any restrictive covenant. Each lease of real property creates a legal, valid and enforceable leasehold interest in favor of Excel, free and clear of all liens. No default or event of default on the part of Excel, as lessee or mortgagor, as the case may be, exists with respect to any lease or mortgage (and related loan documents) with respect to such real property.

     4.14      Patents and Other Intangible Intellectual Assets.

          (a) Schedule 4.14 sets forth a complete and correct list of Excel's intellectual property, including but not limited to domestic and foreign patents, patent applications, written records of inventions, registered and unregistered trademarks, trade names, service marks, certification marks, copyrights and registration applications for the above, and licenses to and from third parties relating to any of the above.

          (b) Except as set forth in Schedule 4.14, Excel (i) has legal and equitable title to, or has by license or other grant, the right to use, free and clear of all liens, all proprietary technology or information, patents, both domestic and foreign, all registered and unregistered trademarks, trade names, service marks, certification marks, copyrights, and applications for any and all of the above used in the conduct of its business as now conducted; (ii) does not, to the best of Excel's knowledge, infringe upon the patent, trademark, trade name, service mark, copyright or proprietary information rights of any third party in the conduct of its business as now conducted; (iii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to any patent, trademark, trade name, service mark, certification mark, copyright or proprietary technology or information with respect to the use thereof or in connection with the conduct of its business or otherwise; (iv) has not licensed or granted any rights to any third parties under its patents, trademarks, trade names, service marks, certification marks, copyrights or proprietary technology or information used in the conduct of its business; (v) has no notice, knowledge or belief that any of Excel's patents, trademarks, trade names, service marks, certification marks or copyrights are invalid, and all registrations, where filed, are subsisting and are registered in the name of Excel; and (vi) has no notice, knowledge or belief that any of the technology or information used in the conduct of its business was illegally obtained.

          (c) Excel employs procedures in its daily operations to maintain the proprietary nature of, owns and has the unrestricted right to use all trade secrets, including know-how, inventions, designs, processes, computer software and documentation for such software and technical data required for or incident to the development, manufacture, operation and sale of all products and services sold by Excel, free and clear of any liens, including without limitation, all claims of current and former employees, consultants, officers, directors and stockholders of Excel.

     4.15. Contracts and Obligations. Set forth in Schedule 4.15 is a list of all material written and oral agreements, contracts, indebtedness, liabilities and other obligations to which Excel is a party or by which it is bound which (a) obligate Excel to share, license or develop any product or technology; (b) involve transactions or proposed transactions between Excel and its officers, directors, stockholders, affiliates or any affiliate thereof; (c) involve strategic arrangements or cooperation agreements; (d) involve commitments for inventory items or supplies in excess of $10,000; (e) are for a term longer than twelve (12) months; (f) are written distribution or dealer agreements; (g) are with the United States of America; or (h) involve receipts or expenditures by Excel greater than $50,000 in any twelve-month period. Copies of written, and summaries of oral, agreements, contracts, indebtedness, liabilities and obligations have been made available for inspection by Alanco.
 All such agreements are legal, valid and binding obligations and are in full force and effect in all material respects. Except as set forth in Schedule 4.15, Excel has avoided every condition and has not performed any act the occurrence of which would result in Excel's loss of any right granted under any license, distribution or other agreement.

     4.16 Catalogs and Promotional Literature. To Excel's knowledge, neither the use nor the distribution of any advertising or promotional materials, including catalogs, violates, infringes or conflicts with any statutory or common law copyright, trademark, or other intellectual, proprietary, personal or other right of any person. Excel has provided Alanco with, or made available to Alanco, copies of each catalog distributed by Excel during the past two (2) years.

     4.17      Products; Warranty Provisions.

          (a)      Other than the standard warranties of Excel as set forth in
Schedule 4.17 or product manufacturer warranties, there are no product warranties applicable to its business, whether express, implied or otherwise. There is adequate provision in the Excel Financial Statements for liabilities and obligations for damaged, defective or returned goods, or for replacement of goods.

          (b) Excel has no pattern of claims or actions based upon allegations of the same or similar produ ct defect for any of its products.

          (c) There has not been any material product recall, rework or retrofit relating to any line of product manufactured, shipped or sold by Excel, nor, to Excel's knowledge, is there any basis for any such product recall, rework or retrofit.

     4.18 Conflicts of Interest; Transactions with Principals. Except as described in Schedule 4.18, no officer, director or stockholder of Excel and no affiliate (as defined under the Securities Act of 1933, as amended) of any such officer, director or stockholder has, either directly or indirectly, (a) an interest in any corporation, partnership, proprietorship, association or other person or entity which furnishes or sells services or products to Excel or which purchases services or products from Excel or whose services or products are similar to those furnished or sold by Excel, or (b) a beneficial interest in any contract, agreement or commitment to which Excel may be bound.

     4.19 Outstanding Indebtedness. Excel has no indebtedness for borrowed money (including deferred compensation) which Excel has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which Excel has otherwise become directly or indirectly liable, other than as disclosed in Schedule 4.19 or the Excel Financial Statements.

     4.20 Employees. Except as set forth in Schedule 4.20, Excel has no employment contracts with any of its employees which are not terminable at will or any consulting or independent contractor agreements with any individual or entity, and it does not have any collective bargaining agreements covering any of its employees. There are no employee or labor disagreements or union organization activities pending or threatened between Excel and its employees, and Excel is not a party to any union or collective bargaining agreement.
Excel complied with all applicable federal and state equal employment opportunity laws and other laws related to employment. Excel is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Excel, whether as a result of the transactions contemplated hereby or otherwise, nor does Excel have a present intention to terminate the employment of any of the foregoing. To Excel's knowledge, no employee of Excel is in violation of any term of any employment contract, patent, proprietary information disclosure agreement or any other contract or agreement relating to the right of any such employee to be employed by Excel because of the nature of the business conducted by Excel or for any other reason, and the continued employment by Excel of its present employees will not result in any such violation.

     4.21      Employee Benefit Plans.

          (a)      Schedule 4.21 sets forth:

          (i) all "employee welfare benefit plans," as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other employee benefit arrangements or payroll practices, including, without limitation, sick leave, vacation pay, salary continuation for disability, severance hospitalization, medical insurance, and life insurance programs maintained by Excel or each trade or business under common control with Excel (as determined under Section 4001(b)(1) of ERISA, an "ERISA Affiliate") or to which Excel or any ERISA Affiliate has made contributions during the preceding five (5) years (the "Welfare Plans"); and

          (ii) all "employee pension benefit plans," as defined in Section 3(2) of ERISA, maintained by Excel or any ERISA Affiliate or to which Excel or any ERISA Affiliate has made contributions during the preceding five (5) years thereunder, including, without limitation, retirement, pEncion, savings, profit sharing, severance and stock purchase programs (the "Pension Plans"). The Welfare Plans and Pension Plans are hereinafter collectively referred to as the "Employee Benefit Plans."

          (b) No Excel Employee Benefit Plan is required to be qualified under ERISA or other applicable laws. There is no violation of ERISA with respect to the filing of any applicable reports, documents and notices regarding the Employee Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

          (c) Excel does not maintain retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

          (d) Excel is in compliance with the notice and continuation requirements of COBRA and the regulations thereunder.

          (e) Excel has no formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plans or arrangement or modify or change any existing Employee Benefit Plan, which would affect any employee or former employee of Excel.

          (f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any rights under any of the Employee Benefit Plans becoming exercisable by the holders thereof or result in the creation or vesting of any rights in such holder under any of the Employee Benefit Plans, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any director, officer, employee or former employee of Excel.

     4.22 Taxes. Excel has filed all federal, state, county, local and foreign tax returns, reports and forms for income, excise, social security, property, payroll, unemployment and other taxes which are required to be filed by it, including all sales tax returns with respect to direct sales made by Excel ("Tax Returns"). Excel has paid, or adequate provision has been made on the Excel Financial Statements for the payment of, all federal, state, county, local and foreign taxes, assessments, levies or duties, howsoever measured or imposed, and related interest and penalties, if any (collectively, "Taxes"). No unexpired waiver of the applicable statute of limitations with respect to any taxable year has been executed by Excel. There are no tax examinations or audits underway involving Excel, except for a sales tax audit being conducted by the state of Texas for the year 1999.

     4.23 No Sales or Conveyance Tax Due. No sales, use or other transfer or conveyance taxes are or will become payable by any of the parties to this Agreement as a consequence of the execution, delivery or performance of this Agreement or any of the Additional Agreements (as hereinafter defined), other than taxes based upon the net income of the parties. The Excel Shareholders shall be responsible for and shall promptly pay any such sales, use, transfer or conveyance taxes which become payable with respect thereto.

     4.24 Insurance. All Assets of Excel are covered by such fire, casualty, product liability, environmental liability and other insurance policies issued by reputable insurers as are customarily obtained to cover comparable properties and assets by businesses in the region in which the Assets are located, in amounts, scope and coverage which are reasonable in light of existing conditions. Schedule 4.24 sets forth a list and description of all of the policies of insurance and fidelity or surety bonds carried by Excel, including, but not limited to, fire, liability, product liability, workers' compensation, officers' life, and directors' and officers' liability insurance policies. Excel has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion and all insurance premiums due and payable by Excel in connection with the policies set forth on Schedule 4.24 prior to the date hereof have been paid. During the past five (5) years, Excel has not experienced any uninsured losses in respect of any claims against Excel, coverage for which claims customarily would be provided by the policies set forth in Schedule 4.24 or predecessors thereto. There are no outstanding written requirements or written recommendations by any insurance company that issued a policy with respect to any of the Assets, by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on or with respect to any of the Assets or requiring or recommending any equipment or facilities to be installed on or in connection with any of the Assets. Excel does not have any knowledge of any proposed increase therein and does not know of any conditions or circumstances applicable to its business which might result in such increase, except for those conditions generally applicable to the industry in which Excel is engaged in business. There are no material claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance, and, to the knowledge of Excel, no basis for any such material claim, action, suit or proceeding exists. There are no notices of any pending or threatened terminations or substantial premium increases with respect to any of such policies, and Excel is in compliance with all conditions contained therein.

     4.25 Disposal of Waste. Excel has not disposed, spilled or deposited at any time on any of the properties previously or currently owned or leased by it, nor does it have any knowledge of such disposal, spill or deposit on any of the properties currently owned or leased by it, any "Hazardous Substance" in excess of the corresponding "Reportable Quantity" (as those terms are defined in the Comprehensive Environmental Response compensation and Liability Act, as amended ("CERCLA") or its state or local equivalent), oil or petroleum in excess of 100 kilograms, or "Hazardous Waste" in any quantity (as that term is defined in the Resource Conservation and Recovery Act, as amended, or its state or local equivalent), or disposed, spilled or deposited any Hazardous Substances, oil, petroleum, or Hazardous Waste (collectively, "Materials"), the nature, amount, or concentration of which would enable the United States Environmental Protection Agency or any state regulatory agency to undertake or require the removal or remediation of such Materials.

     4.26. Other Environmental Matters. As to all operations relating to the business of Excel: (a) to Excel's knowledge, Excel has complied with all applicable federal, state and local laws, regulations, rulings and guidelines (collectively referred to as "Environmental Laws") in all material respects relating to any Materials used, generated, managed, handled, treated, stored or disposed of at, or moved or transported from, the sites where its business is conducted; (b) Excel has not received any notices that it has been designated as a "Potentially Responsible Party," a "Responsible Party," (as those terms are defined, used or construed pursuant to CERCLA or its state or local counterparts) or a defendant in any action, suit or proceeding pursuant to any Environmental Law; (c) to Excel's knowledge, no Materials have been delivered to any site listed by the United States Environmental Protection Agency (i.e., CERCLA) or by any state as a site that actually or potentially requires investigation or remedial action; (d) Excel is not a party to, have received notice of, or is aware of any actual or threatened litigation or administrative proceedings concerning environmental claims or liabilities; and (e) there are no environmental studies or reports in the possession or control of Excel.

     4.27      Compliance With Laws.

          (a) To Excel's knowledge, Excel is in full compliance with all laws, rules and regulations applicable to or affecting it or the conduct of its business and has secured all governmental licEnces, permits and approvals necessary to its business.

          (b) Other than sales tax licensing and corporate approvals to do business, no government licenses, permits or appraisals are otherwise issued to or relied upon by Excel to conduct its business.

     4.28 Litigation. Except as set forth in Schedule 4.28, to Excel's knowledge, there is no action, suit, arbitration, proceeding or investigation pending or threatened against Excel before any court or administrative agency, nor does Excel know or have any reason to know of any basis for any such action, proceeding or investigation. Excel has not received any opinion or memorandum or legal advice or notice from legal counsel to the effect that it is likely, from a legal standpoint, that it will incur any liability which may be material to its business.

     4.29 Brokers. Neither Excel, or the Excel Shareholders, have employed any broker, finder of financial advisor, or incurred any direct or indirect liability for any broker's fees, commission, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, except for Consulting Services Incorporated, whose fee shall be paid by the Excel Shareholders.

     4.30 Full Disclosure; No Misrepresentation. Excel has fully provided Alanco with all the information which Alanco has requested for deciding whether to enter into this Agreement. Neither this Agreement nor any certificate or Schedule or other information furnished by or on behalf of Excel pursuant to this Agreement contains any untrue statement of a material fact or, when this Agreement and such certificates, Schedules and other information are taken in their entirety, omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     5.0 Representations and Warranties of Alanco and EMD. Alanco and EMD represent and warrant to Excel as follows, and acknowledge and confirm that Excel is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Excel or on its behalf:

     5.1. Organization and Standing. Alanco and EMD are corporations duly organized, validly existing and in good standing under the laws of the State of Arizona, have all of the requisite corporate power and authority and have all of the licenses, permits, authorities and consents that are necessary to own, operate and lease their properties and to carry on their business as now being conducted. Alanco is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the property owned, leased or operated by Alanco or the nature of the business conducted by Alanco makes such qualification necessary. Neither Alanco nor any Subsidiary (as defined in Section 5.3) is a party to or subject to any agreement, consent decree or order, or other understanding or arrangement with, or any directive of, any governmental authority or other person which imposes any restriction or otherwise affects in any material way the conduct of their business in any jurisdiction or location. True and accurate copies of Alanco's and EMD's Articles of Incorporation, as amended, and By-laws, as presently in effect, are attached as Schedule 5.1-1 and 5.1-2 to this Agreement.

     5.2. Capitalization. (a) All issued and outstanding shares of capital stock of Alanco have been validly authorized and issued and are fully paid and nonassessable. The authorized capital of Alanco will consist solely of (i) one hundred million (100,000,000) shares of Common Stock, of which, as of December 31,1999, 6,210,351 shares were validly issued and outstanding, fully paid and nonassessable, (ii) five million (5,000,000) shares of Class A Cumulative Convertible Preferred Shares, none of which are issued and outstanding, and
(iii) twenty million (20,000,000) shares of Class B Cumulative Preferred Shares, of which 500,000 shares have been separated into a series designated "Series B Convertible Preferred Stock" of which 117,500 shares are issued and outstanding.

     (b) The shares of Common Stock of Alanco to be acquired by the Excel pursuant to this Agreement are not subject to any transfer restrictions or limitations except as provided in section 6 of this Agreement.

     5.3. Subsidiaries. Except for Arraid, Inc., an Arizona corporation, Alanco Environmental Manufacturing, Inc., a Nebraska corporation, Alanco Environmental Technology (Beijing) Co. Ltd., a People's Republic of China corporation, Fry Guy, Inc., a Nevada corporation, and EMD, an Arizona corporation (each a "Subsidiary" and together the "Subsidiaries"), Alanco has no subsidiaries or affiliated companies and does not otherwise presently own or control, directly or indirectly, any other corporation, association, or other business entity. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its incorporation and is wholly - owned by Alanco. Each Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the property owned, leased or operated by the Subsidiary or the nature of the business conducted by the Subsidiary makes such qualification necessary. Each Subsidiary has all the requisite corporate power, authority, licenses and permits that are necessary to own, operate and lease its properties and to carry on its business as now being conducted.

     5.4. Validity of Common Stock. The Alanco Common Stock, when issued, sold and delivered to Excel in accordance with this Agreement for the consideration expressed herein, will be validly issued, fully paid and nonassessable and will be free and clear of all liens.

     5.5 Authorization. Alanco and EMD have all the requisite legal and corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of Alanco and EMD and their officers, directors and stockholders necessary for the authorization, execution, delivery, and performance of all obligations of Alanco and EMD under this Agreement and for the authorization, issuance and delivery of the Common Stock being issued and sold under this Agreement by Alanco has been taken. This Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of Alanco and EMD, enforceable in accordance with its terms.

     5.6 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Alanco or EMD in connection with the execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby., except for filing of the Plan of Merger and Articles of Amendment and Merger with the Arizona Corporation Commission in connection with the Closing of this Agreement Based in part upon the accuracy of the recipient's representations and warranties as set forth in Section 6.1, the sale and issuance of the Common Stock by Alanco in conformity with the terms of this Agreement is exempt from the registration requirements of all applicable federal and state securities laws.

     5.7 Compliance with Other Instruments. Neither Alanco nor any Subsidiary will be, as a result of the execution, delivery or performance of this Agreement, in violation of or default under any provision of its Articles of Incorporation or By-laws, as amended and in effect on date hereof, or of any provision of any instrument, contract or lease to which it is a party, or of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to Alanco or any Subsidiary.

     5.8 Financial Statements. Alanco' s Form 10-KSB for the fiscal year ending June 30, 1999, and Alanco's Form 10-QSB for the quarters ended September 30, 1999, December 31, 2000 and March 31, 2000 (the "Alanco Financials"), are attached hereto as Schedule 5.8.

     The Alanco Financials have been prepared in accordance with generally accepted accounting principles consistently applied, are true and correct and fairly present the financial position of Alanco and its Subsidiaries as of the dates indicated therein and the results of their operations for the periods represented. Alanco and its Subsidiaries have established and will continue to maintain a standard system of accounting to be carried out and administered in accordance with generally accepted accounting principles. Except to the extent reflected or reserved against or disclosed in the Alanco Financials, neither Alanco nor any Subsidiary has incurred any material liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, which under generally accepted accounting principles should have been so reflected or reserved against or disclosed (including, without limitation, all liabilities to vendors and customers of Alanco and its Subsidiaries).

     5.9 Undisclosed Liabilities. Neither Alanco nor any Subsidiary has any liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate are materially adverse to the financial condition and business of Alanco or its Subsidiaries, which (i) have not been reflected in the Alanco Financials, (ii) have not been described in this Agreement or in any of the Schedules hereto, or (iii) have not been incurred in the ordinary course of business since June 30, 1999, consistent with past practices, except the obligation of Alanco, under certain circumstances of funding the business plan of it subsidiary, Arraid, Inc., committed in connection with the acquisition of Arraid, Inc. Prior to the Effective Date, EMD will have engaged only in the transactions contemplated by this Agreement, will have no material liabilities, and will have incurred no obligations except in connection with its performance of the transactions provided for in this Agreement.

     5.10      Changes.  Except as set forth in Schedule 5.10, since March 31,
1999:

     (a) Neither Alanco nor any subsidiary has entered into any transaction which was not in the ordinary course of business, other than issuance of shares of Alanco's Series B Convertible Preferred Stock;

     (b) There has been no adverse change in the condition (financial or otherwise), business, property, assets or liabilities of Alanco or any Subsidiary other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been material;

     (c) There has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) adverse to the business or operations of Alanco or any Subsidiary;

     (d) Neither Alanco nor any Subsidiary has declared or paid any dividend or made any distribution on its stock, other than regularly scheduled dividends on Alanco's preferred stock;

     (e) There has been no litigation or administrative agency charges or proceedings commenced involving, relating to or affecting their business; and

      (k) There has been no other event or condition of any character pertaining to and materially adverse to the assets or business of Alanco and its Subsidiaries.

     5.11 Title to Properties and Assets; Liens, etc. The properties and assets of Alanco and its Subsidiaries, both real, personal and mixed, tangible and intangible, necessary or useful to the operation of their business are in good condition and repair, ordinary wear and tear excepted, and suitable for the uses intended. The properties and assets are being maintained in a state of good repair, and, in all respects, comply with and are operated in conformity with all applicable laws, ordinances, regulations, orders, permits and other requirements relating thereto adopted or currently in effect.

     5.12 Taxes. Alanco and its Subsidiaries have filed all federal, state, county, local and foreign tax returns, reports and forms for income, excise, social security, property, payroll, unemployment and other taxes which are required to be filed by them, including all sales tax returns with respect to direct sales made by Alanco or its Subsidiaries ("Tax Returns"). Alanco and its Subsidiaries have paid, or adequate provision has been made on the Alanco Financial Statements for the payment of, all federal, state, county, local and foreign taxes, assessments, levies or duties, howsoever measured or imposed, and related interest and penalties, if any (collectively, "Taxes"). No unexpired waiver of the applicable statute of limitations with respect to any taxable year has been executed by Alanco or its Subsidiaries. There are no tax examinations or audits underway involving Alanco or any Subsidiary.

     5.13 Disposal of Waste. Neither Alanco nor any Subsidiary has disposed, spilled or deposited at any time on any of the properties previously or currently owned or leased by them, nor do any of them have any knowledge of such disposal, spill or deposit on any of the properties currently owned or leased by it, any "Hazardous Substance" in excess of the corresponding "Reportable Quantity" (as those terms are defined in the Comprehensive Environmental Response compensation and Liability Act, as amended ("CERCLA") or its state or local equivalent), oil or petroleum in excess of 100 kilograms, or "Hazardous Waste" in any quantity (as that term is defined in the Resource Conservation and Recovery Act, as amended, or its state or local equivalent), or disposed, spilled or deposited any Hazardous Substances, oil, petroleum, or Hazardous Waste (collectively, "Materials"), the nature, amount, or concentration of which would enable the United States Environmental Protection Agency or any state regulatory agency to undertake or require the removal or remediation of such Materials.

     5.14 Other Environmental Matters. As to all operations relating to the business: (a) Alanco and its Subsidiaries have complied with all applicable federal, state and local laws, regulations, rulings and guidelines (collectively referred to as "Environmental Laws") in all material respects relating to any Materials used, generated, managed, handled, treated, stored or disposed of at, or moved or transported from, the sites where the Business is conducted; (b) neither Alanco nor any Subsidiary has received any notices that it has been designated as a "Potentially Responsible Party," a "Responsible Party," (as those terms are defined, used or construed pursuant to CERCLA or its state or local counterparts) or a defendant in any action, suit or proceeding pursuant to any Environmental Law; (c) no Materials have been delivered to any site listed by the United States Environmental Protection Agency (i.e., CERCLA or NPL) or by any state as a site that actually or potentially requires investigation or remedial action; (d) neither Alanco nor any Subsidiary is a party to, have received notice of, or is aware of any actual or threatened litigation or administrative proceedings concerning environmental claims or liabilities; and (e) there are no environmental studies or reports in the possession or control of Alanco or any Subsidiary.

     5.15      Compliance With Laws.

     (a) Alanco and its Subsidiaries are in full compliance with all laws, rules and regulations applicable to or affecting them or the conduct of their business and have secured all governmental licenses, permits and approvals necessary to their business.

     (b) Other than sales tax licensing and corporate approvals to do business, no government licenses, permits or appraisals are otherwise issued to or relied upon by Alanco or its Subsidiaries to conduct their business.

     5.16 Filings. Alanco has previously delivered to Excel an accurate and complete copy of each final registration statement, report and definitive proxy statement, together with all amendments or supplements required to be made with respect thereto, filed since June 30, 1997 and prior to the date hereof by Alanco with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively, the "Company Reports"). Alanco Reports
(i) comply as to form with the requirements of the Exchange Act, and the regulations promulgated thereunder; (ii) contain all exhibits required to be included therein by the Exchange Act and the regulations promulgated thereunder; and (iii) do not contain any misstatement of a material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, to make such statements not misleading.

     5.17 Litigation. There is no material action, suit, arbitration, proceeding or investigation pending or threatened against Alanco or any Subsidiary before any court or administrative agency, nor does Alanco, after due investigation, know or have any reason to know of any basis for any such action, proceeding or investigation. Neither Alanco or its Subsidiaries have received any opinion or memorandum or legal advice or notice from legal counsel to the effect that it is likely, from a legal standpoint, that it will incur any liability or disadvantage which may be material to their business.

     5.18 Full Disclosure; No Misrepresentation. Alanco has fully provided Excel with all the information which Excel has requested for deciding whether to enter into this Agreement and all information which Alanco believes is reasonably necessary to enable Excel to make such decision. Neither this Agreement nor any certificate or Schedule or other information furnished by or on behalf of Alanco pursuant to this Agreement contains any untrue statement of a material fact or, when this Agreement and such certificates, Schedules and other information are taken in their entirety, omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     6. Private Placement Status; Representations and Warranties of the Excel Shareholders.
     6.1 Each of the Excel Shareholders, to the extent that they receive Alanco Common Stock in connection with this Agreement, represents and warrants as follows and acknowledges and confirms that Alanco is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Alanco or on its behalf:

     (a) Each such Excel Shareholder has such knowledge and experience in financial and business matters, or has relied upon advisors who are so qualified, that they are capable of evaluating the merits and risks of the investment by them in Alanco as contemplated by this Agreement and are able to bear the economic risk of such investment for an indefinite period of time. Each such Excel Shareholder has been furnished access to such information and documents as he has requested and have been afforded an opportunity to ask questions of and receive answers from representatives of Alanco concerning the business and financial condition of Alanco and the terms and conditions of this Agreement and the issuance of securities contemplated hereby.

     (b) Each such Excel Shareholder is acquiring the Common Stock of Alanco for investment for his own account and not with a view to, or for resale in connection with, any distribution, other than the possible transfer of the a portion of Common Stock to Consulting Services Incorporated in connection with its services as a broker employed by the Excel Shareholders in connection with this Agreement. Each such Excel Shareholder understands that the Common Stock of Alanco to be issued to him hereunder has not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the accuracy of such Excel Shareholder's representations expressed herein.

     (c) Each such Excel Shareholder acknowledges that the Common Stock of Alanco must be held indefinitely and may not be sold or offered for sale in the absence of an effective registration statement as to such securities under said Act and any applicable state securities laws or an exemption from such registration is available.

     (d) Each such Excel Shareholder has received from Alanco and has reviewed the following public disclosure documents and reports of Alanco:
Alanco's 1999 Annual Report including Form 10K, Alanco's Proxy Statement delivered to its shareholders for the Annual Meeting of Shareholders held November 5, 1999, and Alanco's Form 10-Q for the Quarters ended September 30, 1999, December 31, 1999 and March 31, 2000. Each such Excel Shareholder has had an opportunity to discuss the business, management and financial affairs of Alanco and its Subsidiaries with their management and an opportunity to review the facilities of Alanco and its Subsidiaries. Each such Excel Shareholder understands that such discussions, as well as the written information provided by Alanco, were intended to describe the aspects of Alanco's business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

     (e) Each such Excel Shareholder is a sophisticated investor with such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of a prospective investment in the Common Stock of Alanco and capable of bearing the economic risks of such investment.

     (f) Each such Excel Shareholder, both by himself and through his agents, have been solely responsible for their "due diligence" investigation of Alanco and its management and business, for the analysis of the merits and risks of an investment in the Common Stock of Alanco; that in taking any action or performing any role relative to the arranging of the investment, he has acted solely in his interest, and that neither he nor any of his agents or employees have acted as an agent of Alanco or any subsidiary, or as an issuer, underwriter, broker, dealer or investment advisor relative to the Common Stock of Alanco.

     6.2. Legend. Each certificate representing the Common Stock of Alanco shall be endorsed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY OTHER SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS COVERING SUCH SECURITIES, OR THE ISSUER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT THAT ANOTHER EXEMPTION FROM REGISTRATION IS AVAILABLE.

Alanco shall not register a transfer of the Common Stock of Alanco unless the conditions specified in the foregoing legend are satisfied. Alanco may instruct its transfer agent not to register the transfer of any of such securities, unless the conditions specified in the foregoing legend are satisfied.

     6.3 Shares to be Transferred to Broker. Twenty-five thousand (25,000) shares of the Alanco Common Stock to be issued to Vanek hereunder will be transferred to Consulting Services Incorporated, the Excel Shareholders' broker, at the Closing as part of the consideration owed by Vanek in connection with the broker's services to Vanek in connection with this Agreement. Upon said broker executing a document with representations similar to those set forth in this section 6, and receipt by Alanco of a written authorization from Vanek, Alanco will issue said shares directly to the broker from the shares otherwise to be issued to Vanek hereunder.

     7.0 No Public Disclosure. The parties hereto hereby covenant and agree that they shall not publicly disclose the existence of this Agreement or the terms (including, without limiting the generality of the foregoing, the Purchase Price) of the transactions contemplated by this Agreement and the Additional Agreements except (i) with the prior written consent of the other parties, (ii) if such disclosure is compelled by an order of a court or governmental agency having competent jurisdiction, and after consultation by the disclosing party with the other parties, (iii) if such disclosure shall be determined by such party's counsel to be required or necessary for purposes of such party's compliance with applicable stock exchange regulations or foreign, federal or state securities laws and the rules and regulations promulgated thereunder, and after consultation by such party with the other parties (including appropriate news releases required by such authorities with respect to Alanco's Common Stock), (iv) if such disclosure is required by lawful discovery in any judicial proceeding, and after consultation by the disclosing party with the other parties, or (v) in any action by any party to enforce this Agreement or any Additional Agreement.

     8.      Intentionally Omitted.

     9.0 Additional Agreements. The following additional agreements (the "Additional Agreements") shall be executed and delivered by the parties thereto as applicable upon the Closing Date:

     9.1. Employment Agreement. Vanek and EMD shall enter into a mutually acceptable Employment Agreement.

     9.2. Covenants Not to Compete. Vanek and Crandell, individually, and Alanco shall enter into the Non-Competition and Non-Disclosure Agreements attached hereto as Exhibits A and B, respectively.

     10.0 Agreement Expenses. Each of the parties shall bear its own expenses in connection with the transactions covered or contemplated by this Agreement, including attorney's, broker's, audit and accountant's fees, except that all attorney's, audit and broker's fees incurred by Excel shall be paid by the Excel Shareholders, provided, however, that not more than $34,500 of Excel's legal and audit fees with respect to this transaction may have been previously paid by Excel or accrued on its accounting records for payment by Excel as of May 31, 2000, with no other of such fees either paid or accrued thereafter, and each represents and warrants to the other that there is no broker, agent or other person entitled to compensation or a fee in connection with this Agreement or with the transactions contemplated hereby, except such fees or compensations as each of the parties is hereby representing and warranting that it is exclusively liable to pay.

     11.0 Closing. The closing ("Closing") shall constitute the acts which take place on the date hereof ("Closing Date") by which the transactions contemplated by this Agreement are consummated. As soon after the Closing as practicable, a Plan of Merger in the form of Exhibit C attached hereto and Articles of Merger in the form of Exhibit D attached hereto shall be filed with the Arizona Corporation Commission, and the Articles of Merger in the form of

Exhibit E attached hereto shall be filed with the Texas Secretary of State. The date of the later of such filings, the issuance by the Texas Secretary of State of a Certificate of Merger, or such other date as the parties may agree upon in writing pursuant to applicable law, is referred to in this Agreement as the "Effective Date."

     12.0 Closing Documents. On the Closing Date, the parties shall exchange documents as follows:

     12.1.      Delivery by Excel.  Excel shall deliver to Alanco:

     (a) A copy of the resolutions duly adopted by the Board of Directors and shareholders of Excel authorizing and approving the execution, delivery and performance of this Agreement and the applicable Additional Agreements, and the execution and delivery of any and all other documents and agreements contemplated hereunder and thereunder, certified by the Secretary of Excel.

     (b) The opinion of counsel to Excel dated as of the Closing Date to Alanco to the following effect:

          (1) Excel is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is entitled to own its properties and to carry on its business in the places where such properties are located and where such business is being conducted.

          (2) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Excel and the Excel Shareholders and this Agreement has been duly executed and delivered by Excel and the Excel Shareholders and constitutes a valid and binding obligation of Excel and the Excel Shareholders in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights and the remedies of specific performance and injunction and other forms of equitable relief which may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No further corporate authorization or by any other person is necessary with respect to the execution and delivery of this Agreement by Excel or the Excel Shareholders or their obligations hereunder.

          (3) To the best of said counsel's knowledge Excel has the right to merge with EMD pursuant hereto.

          (4) Except as may be specified by such counsel, they do not know of any litigation, proceeding or governmental investigation pending or threatened against, or relating to, Excel or Excel's properties or business or the transactions contemplated under this Agreement.

     (c) The resignation of each member of the Board of Directors of Excel, each effective as of the Effective Date.

     (d)      The minute book of Excel.

     (e)      The Additional Agreements.

     (f) Certificates representing all of the issued and outstanding shares of Excel, duly endorsed for cancellation in exchange for shares of Alanco Common Stock or cash as set forth in section 2 above.

     (g) Such further instruments or documents as Alanco or its counsel may reasonably request to assure the effective carrying out of the transactions contemplated hereby.

     12.2.      Delivery by Alanco.  Alanco shall deliver to Excel:

     (a) A copy of the resolutions duly adopted by the Board of Directors of Alanco and EMD authorizing and approving the execution, delivery and performance of this Agreement and the applicable Additional Agreements, and the execution and delivery of any and all other documents and agreements contemplated hereunder and thereunder, certified by the Secretary or an Assistant Secretary of Alanco or EMD, as appropriate.

     (b) The opinion of counsel to Alanco dated as of the Closing Date to Excel to the following effect:

          (1) Alanco and EMD are corporations duly organized, validly existing and in good standing under the laws of the State of Arizona, and are entitled to own their properties and to carry on their business in the places where such properties are located and where such business is being conducted.

          (2) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Alanco and EMD and this Agreement has been duly executed and delivered by Alanco and EMD and constitutes valid and binding obligations of Alanco and EMD in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights and the remedies of specific performance and injunction and other forms of equitable relief which may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No further corporate authorization or by any other person is necessary with respect to the execution and delivery of this Agreement by Alanco or EMD or their obligations hereunder.

          (3) Except as may be specified by such counsel, they do not know of any material litigation, proceeding or governmental investigation pending or threatened against, or relating to, Alanco or EMD or their properties or business or the transactions contemplated under this Agreement.

          (4) The shares of Alanco Common Stock to be issued to the Excel Shareholders, when issued, shall be fully paid, non assessable, and validly issued.

     (c)      The Additional Agreements.

     (d) Upon surrender of Vanek's Excel shares, Vanek shall be entitled to receive 425,000 shares of Alanco Common Stock (25,000 of which may be issued directly to Consulting Services Incorporated in accordance with section 6.3 above). Said shares shall be issued by Alanco's Transfer Agent and Alanco shall forward to its Transfer Agent instructions for the issuance of said shares upon the Closing date.

     (e) Upon surrender of Crandell's Excel shares, Alanco shall deliver to Crandell immediately available funds in the amount of $250,000.00 and Alanco's Promissory Note in the amount of $750,000.00 in the form attached hereto as Exhibit "F".

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     (f)      Such further instruments or other documents as Excel or its counsel may reasonably request to assure the effective carrying out of the transactions contemplated hereby.

     12.3. Form of Closing Documents. All closing documents shall be in form and substance reasonably satisfactory to counsel for the respective parties.

     12.4 Additional Documents. The parties further agree that at any time subsequent to the date hereof, they will, upon request and at the expense of the requesting party, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the better assigning, transferring, granting, conveying and assuring to the parties any of the properties and assets to be conveyed pursuant hereto.

     13.0      Post-Closing Covenants.

     13.1 Excel Employee Stock Options. Promptly following the Closing, Alanco shall grant a total of 100,000 options to acquire Alanco Common Stock to employees of EMD (i.e. the previous employees of Excel) other than the Excel Shareholders. Vanek shall recommend to the Alanco Board of Directors the EMD employees who will receive such stock option grants and the number of options to be received be each such employee. Such options shall be exercisable at the closing price for Alanco Common Stock as of the Closing Date and shall vest and otherwise be subject to the Alanco Employee Stock Option Plan.

     13.2 EMD Board Membership. Promptly following the Closing Date, the EMD Board of Directors shall be comprised of Robert R. Kauffman (Chairman), John A. Carlson, Steven P. Oman, and Vanek.

     13.3 Alanco Stock Sale Restriction. Alanco and Vanek acknowledge that the shares of Alanco to be issued to Vanek pursuant to section 2.1 above have not been registered and are not generally transferrable for the one-year period following the Closing pursuant to Rule 144 of the Securities and Exchange Commission. In addition, Vanek shall not sell more than 40,000 of the Alanco shares to be received hereunder in any calender quarter during the second year following the Closing Date.

     13.4 Relocation. Alanco and EMD has no present plan to relocate the principal activities of Excel.

     14.0      Indemnification.

     14.1 The Excel Shareholders. The Excel Shareholders agree to and do hereby indemnify, and hold harmless Alanco and EMD, their directors, officers, employees and agents, against and in respect to any claims, losses, expenses, obligations and liabilities, including reasonable attorney's fees, which arise or result from or relate to any breach of or failure by Excel or the Excel Shareholders to perform any of their warranties, representations, guarantees, commitments, covenants, or conditions under this Agreement. Without limiting the scope or coverage of the foregoing indemnification, Alanco and EMD shall be entitled to indemnification for all losses arising out of claims by third parties based on Undisclosed Liabilities of Excel, which shall mean all liabilities, whether or not material in amount, that (1) if known and if material in amount as of the date of the latest balance sheet delivered by Excel to Alanco and EMD pursuant to Section 4 of this Agreement ("Excel Balance Sheet") would under generally accepted accounting principles have been included

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as liabilities in the Excel Balance Sheet or referred to in the notes thereto;
(2) were not so included, referred to, or otherwise disclosed in writing by Excel to EMD or Alanco before the Effective Date; and (3) did not arise in the ordinary course of business between the date of the Excel Balance Sheet and the Effective Date.

     14.2 Alanco and EMD. Alanco and EMD agree to and hereby indemnify and hold harmless the Excel Shareholders against and in respect to any claims, losses, expenses, costs, obligations and liabilities, including reasonable attorney's fees, which the Excel Shareholders may incur or suffer by reason of a breach of or failure by Alanco or EMD to perform any of its warranties, representations, guarantees, commitments or covenants in this Agreement, or by reason of any act or omission of Alanco or EMD subsequent to the Closing Date which constitutes a breach or default hereunder, including, without limitation, the failure to pay any liability or obligation of Excel which is personally guaranteed by either of both of the Excel Shareholders..

     15. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any benefits to any person (including, without limiting the generality of the foregoing, any present or former employee of Excel) or corporation or other entity, other than the Excel Shareholders, Excel, Alanco and EMD, and this Agreement shall be for the sole and exclusive benefit of the Excel Shareholders, Excel, Alanco and EMD.

     16. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors, heirs, executors, administrators and permitted assigns of the parties hereto. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties.

     17. Notices. Any notice from one party to the other shall be given in writing and be deemed given when delivered in person, or on the next business day after being sent by a nationally recognized overnight courier service, or on the second business day following deposit in the U.S. Mail system if sent by certified mail, postage prepaid, and in each case addressed to the recipient at the address listed below or to such other person and/or address as may be designated from time to time in writing:

     (a)      if to Excel or the Excel Shareholders:

          3330 Earhart Drive, Suite 212
          Carrollton, TX 75006

          with a copy to:

          John Andrews, Esq.
          Andrews & Barth, P.C.
          8235 Douglas, Suite 1120
          Dallas, TX 75255

     (b)      if to Alanco or EMD:

          15900 North 78th Street, Suite 101
          Scottsdale, Arizona 85260
          Attn: Robert R. Kauffman, Chairman

          with a copy to:

          Steven P. Oman, Esq.

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          14001 N. 50th Street
          Scottsdale, Arizona 85254

     18. Severability. In the event any covenant, condition or other provision of this Agreement is held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction, then such covenant, condition or other provision shall be automatically terminated and performance thereof waived, and such invalidity or unenforceability shall in no way affect any of the other covenants, conditions or provisions hereof, and the parties hereto shall negotiate in good faith to agree to such amendments, modifications or supplements of or to this Agreement or such other appropriate actions as, to the maximum extent practicable, shall implement and give effect to the intentions of the parties as reflected herein.

     19. Entire Agreement. This Agreement and the Additional Agreements contain all of the terms agreed upon by the parties with respect to the subject matter hereof and thereof and there are no representations or understandings between the parties except as provided herein and therein. This Agreement may not be amended or modified in any way except by a written amendment to this Agreement duly executed by the parties.

     20. Waiver. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

     21. Applicable Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Arizona.

     22. Attorneys' Fees. In any action brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs as determined by the court and not the jury.

     23. Equitable Relief. The parties agree that the remedies at law for any breach of the terms of this Agreement are inadequate. Accordingly, the parties consent and agree that an injunction may be issued to restrain any breach or alleged breach of such provisions. The parties agree that terms of this Agreement shall be enforceable by a decree of specific performance. Such remedies shall be cumulative and not exclusive, and shall be in addition to any other remedies which the parties may have at law or in equity.

      24. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument. No party shall be bound until each party has signed at least one (1) such counterpart.


                                      The balance of this pages has been left
intentionally blank









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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their respective names as of the day and year first above written.


EXCEL COMPUTER CORPORATION
a Texas corporation

By: /s/ Steven A. Crandell
     Steven A. Crandell, President


/s/. Richard S. Vanek
RICHARD S. VANEK


/s/ Audry N. Vanek
AUDREY N. VANEK


/s/ Steven A. Crandell
STEVEN A. CRANDELL



ALANCO TECHNOLOGIES, INC.
an Arizona corporation

By: /s/ Robert R. Kauffman
     Robert R. Kauffman, Chief Executive Officer


EXCEL/MERIDIAN DATA, INC.
an Arizona corporation

By: /s/Robert R. Kauffman
     Robert R. Kauffman, Chairman























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